Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

For Immediate Release

Contacts:

Sandra Gibbs	Elin Raymond
HickoryTech	The Sage Group
507-386-3765 office	612-321-9897 office
507-420-1811 cell	612-819-0142 cell

HickoryTech Completes Enventis Telecom Acquisition

— Broadens Business Customer Focus and Base —

MANKATO, Minn., Dec 30, 2005 — HickoryTech Corporation (Nasdaq: HTCO) announced today the completion of the purchase of Enventis Telecom from ALLETE, Inc. Under terms of the agreement, HickoryTech paid $35.5 million in cash, subject to normal working capital adjustments, for the transport and enterprise Internet protocol (IP) Telephony sales business. Enventis Telecom is now a wholly owned subsidiary of HickoryTech. Its assets include approximately 75 employees and offices in Plymouth, Duluth, Rochester, Minn., and Sioux Falls, S. D. Enventis revenues, for the year ended December 31, 2004, totaled $43 million.

“The finalization of the Enventis acquisition marks a major step forward for our current and future business customers, for HickoryTech, and for our shareholders,” said John Duffy, HickoryTech’s president and chief executive officer. “With enhanced resources and a greater geographic presence, HickoryTech is now able to provide businesses with greater flexibility and choice in how their network communications solutions are delivered. We expect to build on our recent successes in the business IP Telephony and network transport markets, by focusing on opportunities along this expanded fiber route.”

The acquisition of Enventis is an important part of HickoryTech’s expanded business strategy:

•                  Broadens HickoryTech’s geographic business market via the expanded fiber network

•                  Adds regional carrier transport services to HickoryTech’s portfolio

•                  Enhances HickoryTech’s position and product offerings in the business enterprise solutions market

HickoryTech’s chief operating officer, John Finke added, “The strategies Enventis employs in the business mirror those of HickoryTech, to expand the enterprise and network transport business along our existing network. The acquisition ties perfectly into our plans to take advantage of the growing IP Telephony and high-speed data network market segments.”

HickoryTech also closed on an expansion of its existing credit facility today. The newly expanded credit facility will be utilized to sustain the existing HickoryTech outstanding debt and to fund the Enventis acquisition and associated costs, and altogether is expected to result in approximately $135 million in outstanding indebtedness for HickoryTech. Detailed financial disclosures regarding Enventis and HickoryTech Corporation as a combined, pro-forma organization will be filed with the SEC in early 2006.

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Enventis operations open a new regional transport business to HickoryTech, as a provider of fiber-based transport for regional and national interexchange carriers, local exchange carriers, Internet service providers, wireless carriers, and other service providers, through the SONET-based fiber network that runs the length of the state, with metro rings in the major business centers.

Complementing HickoryTech’s existing enterprise business, Enventis delivers IP Telephony communications software and hardware equipment, and focuses on servicing the high bandwidth requirements of companies from international, multi-office organizations, to small and medium businesses.

Enventis Telecom’s portfolio of solutions and services for larger business customers includes:

•                  Enterprise Networks – IP Telephony and contact center, network infrastructure & security, hosted & professional services, and 24x7x365 support

•                  Transport Services – high bandwidth transport over a SONET network; interconnects with local, regional, national, and global carriers

•                  Local Fiber Access – constructing fiber access to customer premises

•                  Private Line – T1, DS3, OC3, OC12, OC48

•                  Internet Services – high bandwidth links to Tier 1 providers over SONET network

•                  Hosting and Collocation – data centers with environmental controls, backup services, and facility security

•                  IP/MPLS/ATM – IP, ATM and MPLS multi-service transport for voice, video, and data

•                  Ethernet Transport – 10/100/Gigabit Ethernet, local, regional, and metro services

•                  Carrier and Service Provider Services – high bandwidth transport for carriers and other service providers

Encompass Unified Communications™ is a key component of the Enventis product portfolio serving the small-to-medium sized business. Encompass is a single vendor-hosted or managed IP communications service including local and long distance voice; business IP Telephony via hosted IP PBX; unified messaging (a single inbox for voicemail, e-mail, and fax), and dedicated Internet access. Encompass leverages voice-over-IP technology, (VoIP or IP telephony) over a private connection, minimizing upfront capital investment and IT management overhead. VoIP enables advanced functionality, voice interoperability with PCs, and scalability.

The closing of the transaction will be seamless to both HickoryTech’s and Enventis Telecom’s existing customers, as they will continue to receive the same high-quality customer support for their communications services. HickoryTech is analyzing the companies to determine the best way to support customers as a combined entity.

About Enventis Telecom

Enventis Telecom specializes in providing telecommunications and network solutions for companies of all sizes – from international, multi-office organizations, to small and medium businesses.  In addition to its statewide, SONET-based network, Enventis provides innovative IP services that combine voice and data onto a single platform – reducing operational costs and enhancing performance.  Since 1997, Enventis has provided network solutions for a broad spectrum of corporate, non-profit, government and small business clients.  Enventis Telecom is a wholly owned subsidiary of HickoryTech. (Nasdaq: HTCO).  Enventis has offices in Duluth, Plymouth, and Rochester, Minn. and Sioux Falls, S. D. More information is available on our web sites located at: http://www.enventis.com and http://www.myEncompass.com

About HickoryTech

HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 475 employees in Minnesota and Iowa. In its 108th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The

Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a state wide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at http://www.HickoryTech.com

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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